Exhibit 10.46

EXECUTION VERSION

FOURTH AMENDMENT TO

MASTER REPURCHASE AGREEMENT

FOURTH AMENDMENT TO MASTER REPURCHASE AGREEMENT, dated January 18, 2022 (this “Amendment”), is entered into by and between FS CREIT FINANCE BB-1 LLC, a limited liability company organized under the laws of the State of Delaware (“Seller”), and BARCLAYS BANK PLC, a public limited company organized under the laws of England and Wales (including any successor thereto, “Purchaser”). Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Master Repurchase Agreement (as defined below).

RECITALS

WHEREAS, Purchaser and Seller are parties to that certain Master Repurchase Agreement, dated as of February 22, 2021, as amended by the First Amendment to Master Repurchase Agreement, dated as of May 20, 2021, as further amended by the Second Amendment to Repurchase Agreement, dated as of August 5, 2021, and as further amended by the Third Amendment to Repurchase Agreement, dated as of October 7, 2021 (the “Existing Repurchase Agreement” and, as amended by this Amendment, and as hereafter further amended, modified, restated, replaced, waived, substituted, supplemented or extended from time to time, the “Master Repurchase Agreement”); and

WHEREAS, the parties hereto desire to make certain amendments and modifications to the Existing Repurchase Agreement as further set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1

AMENDMENT TO THE MASTER REPURCHASE AGREEMENT

(a) Clause (a)(iii) of the definition of “Eligibility Criteria” in Article 2 of the Existing Repurchase Agreement is hereby amended and restated as follows:

(iii) accrues interest at a floating rate based on LIBOR, Term SOFR or the SOFR Average;

(b) Clause (a)(iv) of the definition of “Eligibility Criteria” in Article 2 of the Existing Repurchase Agreement and on Schedule 3(b) to Exhibit II to the Existing Repurchase Agreement is hereby amended and restated as follows:

(iv) has a benchmark rate cap in place that is acceptable to Purchaser in its sole and absolute discretion;

(c) Article 2 of the Existing Repurchase Agreement is hereby amended by deleting the definition of “Prime Rate.”

(d) Article 2 of the Existing Repurchase Agreement is hereby amended by adding any new definitions set forth on Exhibit A hereto and amending and restating any existing definitions which are set forth on Exhibit A hereto.

(e) Clause (C) of Article 6(a)(i) is hereby amended and restated as follows:

(C) to accrue Purchase Price Differential based on the then-applicable Benchmark for any Transaction, then each such Transaction then outstanding shall be converted automatically to a new Benchmark pursuant to the definition of “Benchmark Replacement” and Article 6(b) on the next Pricing Rate Determination Date or within such earlier period as may be required by law.

(f) Article 6(b) of the Existing Repurchase Agreement is hereby amended and restated

as follows:

(b) Benchmark Transition. (i) Notwithstanding anything to the contrary herein or in any other Transaction Document, if a Benchmark Transition Event or a SOFR Transition Event, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time for any Pricing Rate Determination Date in respect of any determination of the then-current Benchmark for any Transaction, the Benchmark Replacement will replace the then-current Benchmark with respect to each such Transaction for all purposes hereunder or under any Transaction Document in respect of such determination on such Pricing Rate Determination Date and all determinations on all subsequent dates, without any amendment to, or further action or consent of any other party to, this Agreement. The Benchmark Replacement shall become effective with respect to each applicable Transaction on the applicable Benchmark Replacement Date.

(ii) In connection with the administration of any Benchmark or the implementation of any Benchmark Replacement, Purchaser shall have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Benchmark Replacement Conforming Changes shall become effective without any further action or consent of any other party to this Agreement.

(iii) Purchaser shall promptly notify Seller of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Benchmark Replacement Conforming Changes. For the avoidance of doubt, any notice required to be

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delivered by Purchaser as set forth in this paragraph may be provided, at the option of Purchaser (in its sole and absolute discretion), in one or more notices and may be delivered together with, or as part of any amendment which implements any Benchmark Replacement or Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by Purchaser pursuant to this Article 6(b), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, shall be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Article 6(b).

(iv) Purchaser does not warrant or accept any responsibility for, and shall not have any liability with respect to (i) the administration, submission or any other matter related to the Benchmark or any Benchmark Replacement implemented hereunder, (ii) the composition or characteristics of any such Benchmark or Benchmark Replacement, including whether any Benchmark Replacement is similar to, or produces the same value or economic equivalence to any Benchmark which it replaces or has the same volume or liquidity as any Benchmark which it replaces or any other Benchmark, (iii) any actions or use of its discretion or other decisions or determinations made with respect to any matters covered by this Article 6 including, without limitation, whether or not a Benchmark Transition Event has occurred, whether to declare a SOFR Transition Event, the removal or lack thereof of unavailable or non-representative tenors of any Benchmark, the implementation or lack thereof of any Benchmark Replacement Conforming Changes, the delivery or non-delivery of any notices required by this Article 6 or otherwise in accordance herewith, or (iv) the effect of any of the foregoing provisions of Article 6; provided that the foregoing shall not be construed to release Purchaser from performing its obligations as expressly required pursuant to the Transaction Documents.

(v) Purchaser shall exercise its rights and remedies pursuant to the definitions of “Benchmark Replacement”, “Benchmark Replacement Adjustment,” “Benchmark Replacement Conforming Changes” and “SOFR Transition Event” in a manner which is consistent with its exercise of such rights and remedies under other commercial mortgage loan repurchase facilities with similarly situated counterparties covered by the same group within Purchaser.

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(vi) Interest Rate; LIBOR Notification. The Purchase Price Differential on LIBOR Transactions is determined by reference to LIBOR, which is derived from the London interbank offered rate. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. On March 5, 2021, the U.K. Financial Conduct Authority (“FCA”) publicly announced that: (a) immediately after December 31, 2021, publication of the 1-week and 2-month U.S. Dollar LIBOR settings will permanently cease; immediately after June 30, 2023, publication of the overnight and 12-month U.S. Dollar LIBOR settings will permanently cease; and immediately after June 30, 2023, the 1-month, 3-month and 6-month U.S. Dollar LIBOR settings will cease to be provided or, subject to the FCA’s consideration of the case, be provided on a synthetic basis and no longer be representative of the underlying market and economic reality they are intended to measure and that representativeness will not be restored. There is no assurance that the dates announced by the FCA will not change or that the administrator of LIBOR and/or regulators will not take further action that could impact the availability, composition, or characteristics of LIBOR or the currencies and/or tenors for which LIBOR is published. Each party to this Agreement should consult its own advisors to stay informed of any such developments. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate. In the event that the London interbank offered rate is no longer available or in certain other circumstances as set forth in Article 6(b), such Article 6(b) provides a mechanism for determining the Benchmark Replacement. Purchaser will notify Seller, pursuant to Article 6(b), in advance of any change to the reference rate upon which the interest rate on LIBOR Transactions is based. Prior to a Benchmark Replacement Date, Article 6(b) provides a mechanism for determining an alternative rate of interest. Purchaser will promptly notify Seller, pursuant to Article 6(b), of any change to the reference rate upon which the interest rate on LIBOR Transactions is based. However, Purchaser does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of LIBOR or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation, (i) any such alternative, successor or replacement rate implemented pursuant to Article 6(b),

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whether or not upon the occurrence of a Benchmark Replacement Date, and (ii) the implementation of any Benchmark Replacement Conforming Changes pursuant to Article 6(b)), including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, LIBOR or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability; provided that the foregoing shall not be construed to release Purchaser from performing its obligations as expressly required pursuant to the Transaction Documents.

(g) Exhibit II is hereby amended by replacing the “Initial Benchmark: LIBOR” row and the “Benchmark Floors” row with the following rows, respectively:

Initial Benchmark: [LIBOR][Term SOFR][SOFR Average]

Benchmark Floor: _________%

(h) The representation in paragraph B.34. on Exhibit V to the of the Existing Repurchase Agreement is hereby amended and restated as follows:

34. Interest Rates. The Mortgage Loan bears interest at a floating rate of interest that is based on LIBOR, Term SOFR or the SOFR Average plus a margin (which interest rate may be subject to a minimum or “floor” rate).

ARTICLE 2

REPRESENTATIONS

Seller represents and warrants to Purchaser, as of the date of this Amendment, as follows:

(a) all representations and warranties made by it in the Existing Repurchase Agreement (other than those contained in Article 10(w), which shall be considered solely for the purpose of determining the Market Value and eligibility of the Purchased Assets, unless (i) Seller shall have made any such representations and warranties with actual knowledge that they were materially false or misleading at the time made; or (ii) any such representations and warranties have been determined by Purchaser in its sole and absolute discretion to be materially false or misleading on a regular basis) are true, correct and complete in all material respects with the same force and effect as if made on and as of the date hereof, except to the extent any such representation and warranty expressly refers to a prior date;

(b) it is duly authorized to execute and deliver this Amendment and has taken all necessary action to authorize such execution, delivery and performance;

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(c) the person signing this Amendment on its behalf is duly authorized to do so on its behalf;

(d) the execution, delivery and performance of this Amendment will not violate any Requirement of Law applicable to it or its organizational documents or any agreement by which it is bound or by which any of its assets are affected; and

(e) this Amendment has been duly executed and delivered by it.

ARTICLE 3

[RESERVED]

ARTICLE 4

EXPENSES

Seller shall pay on demand all of Purchaser’s reasonable out-of-pocket costs and expenses, including reasonable fees and expenses of attorneys, incurred in connection with the preparation, negotiation, execution and consummation of this Amendment.

ARTICLE 5

GOVERNING LAW

THIS AMENDMENT (AND ANY CLAIM OR CONTROVERSY HEREUNDER) SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AND THE OBLIGATIONS, RIGHTS, AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS WITHOUT REGARD TO THE CONFLICT OF LAWS DOCTRINE APPLIED IN SUCH STATE (OTHER THAN SECTION 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

ARTICLE 6

MISCELLANEOUS

(a) Except as expressly amended or modified hereby, the Transaction Documents shall remain in full force and effect in accordance with their terms and are hereby ratified and confirmed. All references to the Transaction Documents shall be deemed to mean the Transaction Documents as modified by this Amendment.

(b) This Amendment may be executed in counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Amendment in electronic format shall be as effective as delivery of a manually executed original counterpart of this Amendment.

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(c) The headings in this Amendment are for convenience of reference only and shall not affect the interpretation or construction of this Amendment.

(d) This Amendment may not be amended or otherwise modified, waived or supplemented except as provided in the Master Repurchase Agreement.

(e) This Amendment contains a final and complete integration of all prior expressions by the parties with respect to the subject matter hereof and shall constitute the entire agreement among the parties with respect to such subject matter, superseding all prior oral or written understandings.

(f) This Amendment and the Repurchase Agreement, as amended hereby, are a single Transaction Document.

[SIGNATURES FOLLOW]

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IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the date first above written.

PURCHASER:

BARCLAYS BANK PLC

By:	/s/ Francis X. Gilhool
	Name:	Francis X. Gilhool
	Title:	Authorized Signatory

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

Barclays-FS CREIT – Fourth Amendment to Master Repurchase Agreement

SELLER:

FS CREIT FINANCE BB-1 LLC

By:	/s/ Edward T. Gallivan, Jr.
	Name:	Edward T. Gallivan, Jr.
	Title:	Chief Financial Officer

Barclays-FS CREIT – Fourth Amendment to Master Repurchase Agreement

EXHIBIT A

RELEVANT DEFINITIONS

“Benchmark” shall mean, initially, for any Transaction, (i) with a Purchase Date prior to January 1, 2022, initially, LIBOR, (ii) with a Purchase Date on or after January 1, 2022 and for which the SOFR Average is designated as the Benchmark in the related Confirmation, initially, the SOFR Average, (iii) with a Purchase Date on or after January 1, 2022 and for which Term SOFR is designated as the Benchmark in the related Confirmation, initially, Term SOFR or (iv) such other Benchmark as is mutually agreed to by Seller and Purchaser as set forth in the related Confirmation; provided that, in each case, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to such Benchmark or any other then-current Benchmark, then “Benchmark” shall mean the applicable Benchmark Replacement to the extent that such Benchmark Replacement has become effective pursuant to Article 6(b).

“Benchmark Floor” shall mean, at any time, with respect to any Transaction, the greater of (a) zero and (b) the Benchmark Floor set forth in the related Confirmation with respect to the then-applicable Benchmark.

“Benchmark Replacement” shall mean, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by Purchaser as the replacement for the then-current Benchmark giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for such Benchmark for U.S. dollar-denominated commercial mortgage loan repurchase facilities or other similar agreements at such time and (b) the Benchmark Replacement Adjustment; provided, that in connection with a SOFR Transition Event, such Benchmark Replacement shall be the SOFR Average or Term SOFR, as applicable (so long as no Benchmark Transition Event and Benchmark Replacement Date has occurred with respect to such rate), as determined by Purchaser in its sole discretion. Notwithstanding the foregoing, if any setting of the Benchmark Replacement as provided above would result in such Benchmark Replacement setting being less than the applicable Benchmark Floor, such setting of the Benchmark Replacement shall instead be deemed to be such Benchmark Floor.

“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of the then-current Benchmark for any Transaction, the spread adjustment or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by Purchaser giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Benchmark Replacement for U.S. dollar-denominated commercial mortgage loan repurchase facilities at such time.

“Benchmark Replacement Conforming Changes” shall mean with respect to any Benchmark or Benchmark Replacement, any technical, administrative or operational changes (including, without limitation, changes to the definitions of “Business Day,” “Pricing Rate,” “Pricing Rate Period,” “Reference Time,” “Term SOFR” and “SOFR Average” and any similar defined term in this Agreement, provisions with respect to timing and frequency of determining rates and making payments of price differential, length of lookback periods, the formula for calculating such Benchmark Replacement, the formula, methodology or convention for applying the Benchmark Floor to any Benchmark Replacement and other technical, administrative or operational matters) that Purchaser decides may be appropriate to reflect the adoption and implementation, and to permit the administration, of such Benchmark or Benchmark Replacement by Purchaser in a manner substantially consistent with market practice (or, if Purchaser decides that any portion of such market practice is not administratively feasible or if Purchaser determines that no market practice for the administration thereof exists, in such other manner of administration as Purchaser decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” shall mean the earliest to occur of the following events with respect to the then-current Benchmark for any Transaction:

(i) in the case of clause (i) or (ii) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein (which the parties hereto acknowledge occurred with respect to LIBOR on March 5, 2021) and (b) the date on which the administrator of such Benchmark permanently or indefinitely ceases to provide such Benchmark; or

(ii) in the case of clause (iii) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark has been determined and announced by the regulatory supervisor for the administrator of such Benchmark to be no longer representative or to be non-compliant with or non-aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, provided, that such non-representativeness, non-compliance or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (iii) even if such Benchmark continues to be provided on such date;

(iii) in the case of any other clause of the definition of “Benchmark Transition Event,” the date set forth in a written notice from Purchaser to Seller; or

(iv) in the case of a SOFR Transition Event, the date set forth in the notice of such SOFR Transition Event.

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to the then-current Benchmark for any Transaction:

(i) a public statement or publication of information by or on behalf of the administrator of such Benchmark announcing that such administrator has ceased or will cease to provide such Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark;

(ii) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark, the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark, a resolution authority with jurisdiction over the administrator for such Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark, which states that the administrator of such Benchmark has ceased or will cease to provide such Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark;

(iii) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark announcing that such Benchmark is not, or as of a specified future date will not be, representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; or

(iv) Purchaser determines in its sole discretion that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining such Benchmark; or

(v) Purchaser determines in its sole discretion that the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for Purchaser to accrue Purchase Price Differential based on such Benchmark.

“LIBOR” shall mean, with respect to any Pricing Rate Period and any Transaction for which LIBOR is the then-current Benchmark, the rate determined by Purchaser to be (i) the per annum rate for one (1) month deposits in Dollars, which appears on the Reuters Screen LIBOR01 Page (or any successor thereto) as the London Interbank Offering Rate as of 11:00 a.m., London time, on the related Pricing Rate Determination Date (expressed as a percentage per annum and rounded upward, if necessary, to the next nearest 1/1000 of 1%); (ii) if such rate does not appear on said Reuters Screen LIBOR01 Page, the arithmetic mean (rounded as aforesaid) of the offered quotations of rates obtained by Purchaser from the Reference Banks for one (1) month deposits in Dollars to prime banks in the London Interbank market as of approximately 11:00 a.m., London time, on the related Pricing Rate Determination Date and in an amount that is representative for a single transaction in the relevant market at the relevant time; or (iii) if fewer than two (2) Reference Banks provide Purchaser with such quotations, the rate per annum which Purchaser determines to be the arithmetic mean (rounded as aforesaid) of the offered quotations of rates which major banks in New York, New York selected by Purchaser are quoting at approximately 11:00 a.m., New York City time, on the related Pricing Rate Determination Date for loans in Dollars to leading European banks for a period equal to the applicable Pricing Rate Period in amounts of not less than $1,000,000.00; provided, that such selected banks shall be the same banks as selected for all of Purchaser’s other commercial real estate repurchase facilities where LIBOR is to be applied, to the extent such banks are available. Purchaser’s determination of LIBOR shall be binding and conclusive on Seller absent manifest error. LIBOR may or may not be the lowest rate based upon the market for U.S. Dollar deposits in the London Interbank Eurodollar Market at which Purchaser prices loans on the date which LIBOR is determined by Purchaser as set forth above. Notwithstanding the foregoing, if any setting of LIBOR as provided above would result in such LIBOR setting being less than the applicable Benchmark Floor, such setting of LIBOR shall instead be deemed to be such Benchmark Floor.

“LIBOR Transaction” shall mean, with respect to any Pricing Rate Period, any Transaction with respect to which the Pricing Rate is determined for such Pricing Rate Period with reference to LIBOR.

“Pricing Rate” shall mean, for any Transaction and Pricing Rate Period, an annual rate equal to the sum of (a) the greater of (x) the applicable Benchmark Floor for such Transaction and (y) the applicable Benchmark for such Transaction and Pricing Rate Period plus (b) the applicable Spread for such Transaction and Pricing Rate Period, which shall be subject to adjustment and/or conversion as provided in Articles 6(a)(i) and 6(b).

“Pricing Rate Determination Date” shall mean, with respect to any Pricing Rate Period and (i) any Transaction for which LIBOR is the then-current Benchmark, the second (2nd) London Business Day preceding the first day of such Pricing Rate Period, (ii) any Transaction for which Term SOFR or the SOFR Average is the then-current Benchmark, the second (2nd) U.S. Government Securities Business Day preceding the first day of such Pricing Rate Period or (iii) any Transaction for which none of LIBOR, Term SOFR or the SOFR Average is the then-current Benchmark, the second (2nd) Business Day preceding the first day of such Pricing Rate Period or such other day as may be determined by Purchaser in accordance with the Benchmark Replacement Conforming Changes.

“Reference Time” shall mean, with respect to any setting of the then-current Benchmark for each Pricing Rate Period, (a) if such Benchmark is Term SOFR or the SOFR Average, 3:00 p.m. (New York city) time on the applicable Pricing Rate Determination Date and (b) if such Benchmark is not Term SOFR or the SOFR Average, then the time determined by Purchaser in accordance with the Benchmark Replacement Conforming Changes.

“SOFR Administrator” shall mean the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” shall mean the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Average” shall mean, with respect to each Pricing Rate Period, the compounded average of the secured overnight financing rate as administered by the SOFR Administrator over a rolling calendar day period of thirty (30) days (“30-Day SOFR Average”) which, shall be the 30-Day SOFR Average (expressed as a percentage per annum and rounded upward, if necessary, to the next nearest 1/1000 of 1%) published by the SOFR Administrator on the SOFR Administrator’s Website as of the related Reference Time; provided, however, that if, as of such Reference Time, the 30-Day SOFR Average has not been published on the SOFR Administrator’s Website, the SOFR Average for such setting will be 30-Day SOFR Average as published on the SOFR Administrator’s Website for the first preceding U.S. Government Securities Business Day for which such 30-Day SOFR Average was published on the SOFR Administrator’s Website so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to the related SOFR Based Pricing Rate Determination Date. Notwithstanding the foregoing, if any setting of the SOFR Average as provided above would result in such setting being less than the applicable Benchmark Floor, such setting of the SOFR Average shall instead be deemed to be such Benchmark Floor.

“SOFR Transition Event” shall mean the election by Purchaser, in its sole and absolute discretion, to convert all Transactions utilizing an applicable Benchmark to Term SOFR or the SOFR Average, which election is evidenced by a written notice thereof delivered by Purchaser to Seller.

“U.S. Government Securities Business Day” shall mean, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association, or any successor thereto, recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.